EXHIBIT 99.1

LegacyTexas Financial Group, Inc.
January 27, 2016, at 9:00 AM Eastern

LegacyTexas Financial Group, Inc.
Fourth Quarter 2015 Earnings Call
January 27, 2016 at 9:00 AM Eastern

CORPORATE PARTICIPANTS
Scott Almy, Executive Vice President, Chief Operations Officer, Chief Risk Officer, General Counsel
Kevin Hanigan, President and Chief Executive Officer
Mays Davenport, Executive Vice President, Chief Financial Officer

PRESENTATION

Operator
Good morning and welcome to the LegacyTexas Financial Group Fourth Quarter 2015 Earnings Call and Webcast. All participants will be in listen-only mode. Should you need assistance, please signal a conference specialist by pressing the star key followed by zero. After today’s presentation, there will be an opportunity to ask questions. To ask a question you may press star then one on your telephone keypad. To withdraw your question, please press star then two. Please note this event is being recorded.

I would now like to turn the conference over to Mr. Scott Almy, Executive Vice President and Chief Operations Officer. Please go ahead, sir.

Scott Almy
Thanks and good morning, everyone. Welcome to the LegacyTexas Financial Group Fourth Quarter 2015 Earnings Call. Before getting started, I’d like to remind you that today’s presentation may include forward-looking statements. Those statements are subject to risks and uncertainties that could cause actual and anticipated results to differ. The company undertakes no obligation to publicly revise any forward-looking statement.

At this time, if you’re logged in to our webcast, please refer to the slide presentation available online including our Safe Harbor statement on slide 2. For those of you joining by phone, please note that the Safe Harbor statement and presentation are available on our website at legacytexasfinancialgroup.com. All comments made during today’s call are subject to that Safe Harbor statement.

I’m joined this morning by LegacyTexas President and CEO, Kevin Hanigan, and Chief Financial Officer, Mays Davenport. After the presentation, we’ll be happy to address questions that you may have as time permits.

And with that, I’ll turn it over to Kevin.

Kevin Hanigan
Thanks, Scott, and thank you all for joining us today. I will cover some highlights for the year and a couple of the slides in the slide deck, before opening up the call for questions. Let me set energy lending aside for the moment and reflect on some of our major accomplishments for the year. Naturally, closing a highly accretive transformational Legacy merger on January 1 tops our list of accomplishments for the year. We grew our loans over $1 billion or 25% for the year. In the fourth quarter alone, loans excluding warehouse loans grew $378 million or 8.1% on a linked quarter basis. And deposits grew $457 million or fully 9.6% on a linked quarter basis.

Importantly for the year we improved our key operating metrics. In the fourth quarter we issued $75 million in subordinated debt to bolster our equity ratios and provide low cost capital to fund future growth. For the quarter, we reported net income of $16.4 million or $0.36 per share, while adding $7.1 million or about $0.10 after tax to our energy provision which now stands at 2.3% of total energy allowance. For the year, we reported core net income of $71.9 million and core EPS of $1.57.

On the credit quality front we improved our nonperforming loan total in Q4 by selling a $24.2 million nonaccrual energy loan, a sale that was executed at par plus. At this point we have not seen any contagion in any of our portfolios. Our fourth quarter net charge-offs were less than $500,000, down from slightly elevated levels in Q3. I was recently looking at a year-end list of our loans over $100,000 that were past due and the list is as short as I can remember in quite some time. All-in-all, outside the persistent concerns about oil and gas, we had a really outstanding year.

Now here’s where our call today breaks with our tradition. We are going to skip the slides that talk about what a robust diversified economy DFW is and about our remarkable market share statistics. Instead we will get right to the issues at hand, our limited Houston real estate portfolio and oil and gas. These two categories count for about 12% of our total footings.

So with that, let’s turn our attention to slide 10, the first of three slides on energy. Slide 10 characterizes our portfolio, which is 53% gas and 47% oil, a point that will be important to remember as we talk about hedging in just a moment. Of our 40 oil and gas customers, only 3 are oil only and only 2 are gas only, with the remaining 35 having a mix of both oil and gas in their reserve base. We are almost exclusively a first lien lender with only one $5 million second lien loan to a strong borrower where we are also a first lien lender. And importantly, we only have $4.7 million of drilling related oil field service loans. This is a space we have purposely avoided. As you can see, 75% of our oil heavy clients have hedges in place for 2016 at weighted average prices of $68.94 and 52% of these clients have hedges in place for 2017 at prices of $63.79. Seventy-seven percent of our gas clients have hedges in place for 2016 and 70% have hedges in place for 2017.

Now let me talk about something important that is not in the slide deck. That is how much of our engineered producing volumes have hedges. When looking at our gas only portfolio, our gas portfolio, only 90% of our engineered PDP volumes have hedges in 2016 at prices of $3.41, 92% of our PDP volumes in 2017 have hedges in place at $3.40, and 60% of our volumes in 2018 have hedges in place at $3.24. So this is a very significant level of hedging for our gas portfolio. On the oil heavy, on the oil reserves, 48% of our PDP volumes are hedged for 2016, 34% for 2017 and 9% for 2018.

Turning to slide 11, we show that our nonperforming energy totals improved by $24 million, while we had a slight uptick of $6.5 million in our substandard loans. We also show four recent market transactions in which problem loans were resolved at values well in excess of our senior bank debt levels. We chose to highlight at what multiples PDP value reserves were valued at in the resolution process. As you can see, in the worst case, resolutions were achieved at 2.26 times PDP values. This is not to suggest buyers or equity sources are valuing PDPs at these multiples, but rather a way to show how much additional value can be achieved when borrowers have significant levels of PUDs, or proven undeveloped reserves, and to a lesser extent, leases.

The final energy slide is on page 12 and shows our reserve build from 1.1% at the end of Q3 to 2.3% at year-end. We do recognize that some lenders have announced higher reserves, but would add that, as of year-end, we had no reserve build necessary for impairments. Our portfolio is very heavily weighted towards reserve-based lending with very nominal second lien and oil field service exposure. We have significant levels of client hedging at very attractive prices for 2016 and 2017 and we have been successful at several problem loan resolutions at pricing metrics well above our loan amounts.

Now let’s look at our Houston real estate exposure on page 13. Let me note that our core CRE product dating back to the prior ViewPoint portfolio is a low LTV, non-recourse financing of multi-tenant commercial properties, generally of B or B- quality. This is further demonstrated by a $99 per square foot office portfolio in the energy corridor, whereas new construction in Houston of class A buildings might run anywhere from $200 to $250 per square foot. You can see that we have $75 million of office exposure in the energy corridor and another $363 million in other areas of the Houston MSA.

Our LTVs are low at 65% up for the entire portfolio and 70% when we look at the energy corridor only. Debt service coverage ratios are high, quite strong at 1.6 in the energy corridor and 1.9 for the rest of the Houston portfolio. Our CRE portfolio in Houston is pretty well-balanced between office, retail and multifamily. I should probably remind everybody we don’t do much construction lending, we have no commercial construction loans in Houston. Finally, our cumulative losses on our CRE book in Houston since 2003 are a staggeringly low $34,000.

So we have covered at this point, with greater granularity, the energy and Houston CRE portfolios and I think we’re ready to open up the line for questions.

QUESTIONS AND ANSWERS

Operator
We will now begin the question and answer session. To ask a question, you may press star then one on your telephone keypad. If you are using a speakerphone, please pick up your handset before pressing the keys. To withdraw your question, please press star then two. At this time we will pause for a moment to assemble our roster.

And our first question will come from Bob Ramsey from FBR. Please go ahead.

Bob Ramsey
Hi, good morning, guys, thanks for the color on the energy book. I was curious if you could talk about what the underlying oil price assumption is and the current level of reserve and if oil did stay at $30 a barrel indefinitely, what that would mean in terms of additional reserve requirements.

Kevin Hanigan
We haven’t disclosed and don’t disclose for competitive reasons our price deck, but I will say we’re below the NYMEX Strip for all years that we engineer for. So just we’re below the strip. Thirty dollar oil indefinitely is kind of a ridiculous, I think, assumption, but clearly if we stay at $34 for an extended period of time, loss will occur in bank portfolios in general. These portfolios have been underwritten to handle extreme stress, but not for extreme periods of time.

So indefinitely or forever would create levels of a loss and when you think about loss, I know some people have put numbers out there, because I’ve listened to the other conference calls. You’ve got a lot of things you’ve got to work your way through and wrap your head around. Asset classes actually matter, okay. Reserve base is different from second lien and second lien is different from oil field services in terms of loss exposures. So if somebody hasn’t disclosed that level of information, it’s hard to evaluate their reserve adequacy.

Rock and geology matters. Where do you have your exposures? We’ve avoided the Bakken. Does somebody have big exposures in the Bakken? Do they have second lien exposures in the Bakken? Do they have oil field service exposure in the Bakken? I don’t know. I know we don’t. Hedging matters and I don’t know that anyone from all the calls I’ve listened to has disclosed the amount of production that is hedged. Okay? And we’ve got gas which is 53% of our portfolio, 90% hedged at really good prices for this year, 92% hedged for next year and significant hedges into 2018. So those cash flows are for those borrowers when gas was at $1.75 and is now a little over $2.00 and they’re collecting $3.41, $3.42 for the next couple years, we don’t foresee real big cash flow problems with those borrowers. We are underwriting them at levels below that and we’ve got hedges covering us. So hedging matters.

Sponsorship matters. And we’ve got a lot of deals by big private equity firms and so far they’ve been supportive of their deals. The open flow of capital and liquidity matters in terms of problem resolution. As long as it’s open you can resolve problems, we’ve seen that we have resolved problems. How many problems do you resolve before that time period elapsed is where losses start to occur? Well then unless how many you’re going to resolve between now and then to the extent that capital markets are open, I promise you, we’ll resolve some more. I’m going to go on record saying we’ll have at least one more resolve on the next call we have.

And resolutions between now and then actually matter, right. So, if you resolve some of your problems they’re not going to be the losses that would occur if they’re off your book. So I think people have said 3.5% across portfolios that are populated with all kinds of different things. In fact, we’ve never lost money in this space, 3.5% might seem reasonable, depends on whether you’ve got heavy oil field service exposure. Depends on whether you’ve got heavy second lien exposure.

So I know we don’t want to paint with this broad brush, but 5% reserves, since somebody announced 5% reserve we should all have 5% reserve, that’s not how this works. Now let me tell you how we could get to 5%. I could call somebody and say, I’d like to do a swap today and sell you $150 million worth of reserve base loans and take my total energy portfolio down by $150 million from that perspective. And I like this swap, could you give me back $100 million of oil field services and $50 million of second lien. So maybe I have a portfolio that might look like somebody like that and then I’d have to put up probably 10% reserves or something like that on that kind of portfolio, that $150 million. That would probably get us with 2.3% on the reserve based portfolio to 5% and if I announced 5% today and everybody would be happy that I announced 5%, do you think I would feel better with $100 million oil field service loans and $50 million of second lien loans? If you all need that to feel better, I can promise you, don’t hold your breath waiting for it to happen.

Bob Ramsey
No, that’s fair. I mean I do appreciate that the difference is there and it is helpful for you all to give that color. Can you maybe give a little bit more detail around the nonperforming loan sale that did take place this quarter?

Kevin Hanigan
Yeah, it was the credit that we’ve been talking about for most of the year, that we thought we had resolved through the sale of the assets a couple of times. And once again we thought we had it resolved through the sale of the asset for a reason, not various reasons, for a reason that deal selling the asset actually fell apart on Christmas Day. It didn’t make for a great Christmas in my household since I thought we had it pretty well resolved.

And two days later, I guess it was the 27th, the operating outfit, it wasn’t a private equity firm, it’s somebody that’s got reserves in the same field right across the fence line who was going to buy the assets, called us and said we’d like to buy the note and we thought they were going to be talking about a big discount and they were not. They bought it at greater than par and we ran like crazy frankly to get it off the books at year-end, between the due diligence they needed to do on our documentation and other things, it was a rush and we ended up closing the deal late on the 31st.

Bob Ramsey
Okay, great, well I’m sure it’s good to have that one done and behind you. The interest recovery on that loan, the $923,000, does that run through margin and so is it fair to think about net interest margin next quarter starting 6 basis points lower?

Kevin Hanigan
That’s fair. That’s exactly what happened.

Bob Ramsey
Okay.

Mays Davenport
But you will to a certain extent have that $25 million loan now will be generating interest income, which it wasn’t other than the recognition of the nonaccrual interest. So it won’t be 100% offset in the first quarter, but maybe half of it.

Bob Ramsey
Okay, no that helps. And how are you thinking about the net interest margin sort of trajectory from that sort of adjusted starting point?

Mays Davenport
I think we’ve been kind of, if you look, we were 394 for the quarter with 10 basis points of accretion if you pull that out, what we’ve been kind of calling core is 384 and we’ve kind of been saying, we’re going to be in the mid-380s on NIM and we don’t necessarily see any change to that going forward. We did kind of run some numbers for the 15 days in mid-December that we had a rate increase. Really no impact, I think we made a comment in other calls that we were somewhat liability sensitive, but when the rate came along we didn’t have to pass that along. We haven’t adjusted our deposit rates. Some of the rates like Federal Home Loan Bank overnight to support the warehouse business and our financial institution correspondent business, which we said would have 100% made up, we passed that along, but we don’t see really any impact at this quarter basis point change in the first quarter. So I think we’re pretty much in line with where we think. We don’t see any major change to that.

Bob Ramsey
Okay, thank you for taking the questions.

Operator
Our next question will come from Brad Milsaps from Sandler O’Neill. Please go ahead.

Brad Milsaps
Hi, good morning, guys.

Kevin Hanigan
Hi, Brad.

Mays Davenport
Hi, Brad.

Brad Milsaps
Kevin, can you talk about the some of the characteristics maybe of some of the loans that went to substandard and special mention this quarter? Obviously the substandard you talked about with the NPA clearing up, but some of the others. It sounds like, based on your comments, I would assume that none of those loans are gas related because you’re hedged really at almost all of them and then about half of your production in oil is hedged. So does that really represent kind of the piece of the book that you’re most worried about, sort of that $110 million or so that’s not hedged?

Kevin Hanigan
Yes, Brad, just going back to our January call a year ago when I said this cycle may last longer and if it does we could have up to $65 million of our portfolio bleed into substandard. I think we peaked out at about $58 million and then we had some resolutions that got us down to $44 million. This would’ve been the last of the list that we originally had, one more credit that was on that original list of $65 million bled in there.

And I should note that the problem loan resolution we left at is substandard, it came back as nonaccrual. I’ll tell you they put up a six month interest reserve and their own reserves behind the loan and a very substantial guarantor, but they don’t have the cash flows associated with the underlying asset yet. They can file for division orders, which has the cash flow sent to them, but who knows how that gets resolved. Until we feel comfortable that they own those cash flows, we left the credit there, because we do understand they may have to go through a battle to get to some of the additional cash flows. So that deal remained in there and then we had just one small deal, Brad, bleed in on top of that.

Brad Milsaps
Kevin, the 52% that is not hedged for this year and speaking specifically to the oil piece, what are you asking those borrowers to do? Can you kind of comment on the health of those guys? I mean it seems like if you’re hedged at $70 a barrel on 48% those you can kind of set aside; it’s the other piece that you ought to focus on. So any additional color on that part would be great.

Kevin Hanigan
Yes, so here’s how I think we should all think about this. Remember 35 of our clients have both oil and gas, so if you’ve got gas even if you’re an oil heavy client, they’re in that 90% of our total production out of the 40 names is hedged in gas, 90% of the production of gas. So even an oil heavy client that has some gas is selling their gas at something in the magnitude of $3.42. That’s the average price, some higher, some lower, but $3.42. And then they’ve got, for the oil heavy clients, they’ve got 50 whatever percent, but mid-50%s hedged and this is of production.

So you have to think about that guy as they’re selling a little more than half of their production at something close, weighted average price again, is close to $70 and they’re selling the other half at $30. Alright, so they’re basically collecting on average $50 on oil and they’re basically collecting $3.42 on the gas portfolio. So their cash flows are not all that terrible when the prices are this low. Do I wish it was more hedged? Boy, when I ran the number and it was 54% of production, I was hoping for a bigger number, of course I was.

So the guy who bleeds into that is one of the guys who’s on the lower end, who’s an oil heavy client-it’s about a $6 million borrower, I think-oil heavy client who has less than his fair share of those hedges. That’s the kind of guy who bleeds into the category.

Brad Milsaps
Are you asking that guy, is he on a monthly credit line reduction or what are you doing to bring those numbers down, I guess?

Kevin Hanigan
Look, I don’t think we’re any different from any other bank that’s dealing with the persistently long low price of oil and gas. Every day we’re trying to resolve what we think is the next issue, right, the next most likely issue. So we’re working diligently and we have been. Look, he was on OAM credit before he bled into substandard. So it didn’t creep up on us, we watched it creep from past OAM to substandard. We’ve been working on it knowing this was going to be, if we stayed low, our next problem. So we’re working, it’s some pretty good reserves.

Let me just say, I’m hopeful that we all have an industry buyer that will want the reserves at a price that is substantially above our loan value.

Mays Davenport
Brad, those that don’t have the substantial hedges in place have a lot of what Kevin’s called the romance. There’s a lot of value out there that’s somebody’s willing to pay for, so you’ve got private equity behind it that’s not-they’re going to step up to the plate or they’re going to have a transaction to recognize that. As I was going through credits myself and Kevin is the oil guy, but as I was looking through and to get myself comfortable, that was the thing I found is those that we didn’t require to have hedges had a lot of that romance back there that we were able to rely on.

Kevin Hanigan
And that romance is kind of what the point of, I don’t know, I guess it was chart 11 maybe, we had the problem loan resolutions. Nobody paid us 2.26 times the PRU producing value, but we only got 4 data points, so it was really hard to break out and plus the buyer doesn’t necessarily tell us, we paid extra PRU producing this for the PUDs and this for the romance of the leases that might have something that we haven’t figured out yet.

But in the way we put it in there it was more to demonstrate there is value beyond the PRU producing side of this thing and rock matters. If you’ve got clients that have lots of proven undeveloped stuff, that he and go in and drill that is either economic now or will be economic at some point, that’s what people are paying for and that’s why these things are getting resolved at, so far, at prices well in excess of bank debt.

Brad Milsaps
That’s great, just final follow-up and I’ll head back in the queue, can you comment on the growth in the E&P in the quarter and then specifically also the growth, I guess, in the midstream book that occurred over the last 90 days?

Kevin Hanigan
Yes, sure and it’s not easy to get an oil and gas field done in this environment and I’m sure a lot of folks are shaking their head thinking what are they doing, they grew their oil and gas portfolio. So let me talk about, we did actually three oil and gas deals, Brad, reserve based deals in the quarter. The first one we took a $20 million piece out of $175 million senior secured syndicated deal by a well-known major bank. The deal was backed by private equity so it was again $175 million of senior secured, that was the commitment, not what they borrowed day one. Private equity put in front of us $226 million of real equity, not second lien debt, not a combination of equity and second lien debt, real cash equity. And it’s again, a very well-known private equity firm. And the deal is 100% hedged, 100% of their producing reserves or PW9 value of reserves is hedged through 2019, 100%.

So going in the deal’s got about a 55% advance rate against PW9 and even under our minimum price deck where we take a pretty caustic look at the world, it’s an 80% advance rate under the minimum price deck and it’s in a field that is well-known to be a quality field, quality rock. I don’t want to disclose the field, I probably disclosed too much; it’s a private company.

The second deal is really unique; it’s another syndicated deal. We took $20 million out of an $80 million deal, so all senior secured. A deal, I’ll tell you in advance, there’s not a single hedge on this deal. Now you’re really scratching your head. A very, very, very well-known, very substantial sponsor put in $1.1 billion of equity in front of the bank group and asked for an $80 million senior secured loan. And that was cash through equity, not a combination of junior lien capital and equity. The advance rate on that loan is ridiculously low. It’s just it is, and the company is swimming in liquidity and these are really serious people who wanted to get in to the field they entered. Again, I don’t want to say what field it’s in. And that has, even though there’s $80 million, at closing I think they borrowed more between closing and the end of the year. But at closing I think they borrowed $2 million of the $80 million.

And the last one is a smaller deal that we took; it’s either $11 million or $12 million of, Brad. I think we took $12 million and it is again, backed by a private equity firm and doesn’t have hedges through 2019, but it’s got 80% of volume hedged through 2017. So two years, 80% of the volume hedged thorough 2017.

And the midstream deals that we do have all been pipeline deals, so you just, you got to get your product whether it’s oil or gas from the well head to somewhere to get it sold and that usually is transported through a pipeline. You only usually have one big pipeline running through major fields and in the pipeline deals we have done in the quarter, they were all underwritten looking at the reserves behind the pipe. Okay, so we understand the fields, we kind of, we kind of understand some of the clients in the field for the ones we’ve done and we may be banking their most substantial client in those fields that is well-hedged for a very long period of time.

So in other words, we feel really comfortable with the throughput which this is a fee-generating business. It’s like a toll road; you’re collecting a toll every time something moves through your toll road. And so when you look behind these deals and I think true, good underwriting you look behind these deals to understand the reserves behind them and in the cases we’ve done, not only do we understand the reserves, we understand some of the really big clients.

Brad Milsaps
Great, thanks, Kevin.

Operator
Our next question will come from Michael Young from SunTrust Robinson Humphrey. Please go ahead.

Michael Young
Hi, guys, how are you doing?

Kevin Hanigan
Good, Michael thanks.

Michael Young
I wanted to approach this from a non-energy perspective and just ask about your growth expectations for next year; just kind of what you’re seeing in the portfolio, what seems sustainable, etc.

Kevin Hanigan
Yeah, don’t look for us to do 25%. I looked at this year; it kept ramping up so much people might think how far does this ramp up? I think in the first quarter of this year, I mean last year we did $163 million, then $196 million, then $294 million, then $377 million. I really do think we’re a mid-teens grower this year. And whether that’s 14%, 15% or 16%, I don’t know yet.

I will tell you the pipeline is not as full as it was starting the fourth quarter. Of course we pulled through so much of that pipeline, we were in pipeline building mode throughout most of January, but I would kind of look for us to be at $200 million to $225 million, maybe $250 million per quarter run rate. Still haven’t seen much of a slowdown in town. And even if I think we could do those kinds of volumes, I think we’re going to probably constrict deals in terms of where we play at pricing and a few other matters in structure and manage that growth to more of a mid-teens level.

Michael Young
Okay, great, and I guess dovetailing off of that on the capital side, did the sub debt raise this quarter, obviously the stocks hit a lower valuation now. Are share buybacks going to be in the picture in 2016 or how were you thinking about capital deployment?

Kevin Hanigan
Yes, I would say in terms of capitals appointment, organic growth always comes first for this company. Managing good quality organic growth is number one. Obviously where the currency is, maybe our second favorite thing to do would be accretive M&A. Probably not going to happen anytime soon at these prices. So I would say the share buyback becomes a conversation and it is a conversation.

Just an update on that, we have about, with the 5% original authorization from a couple years ago, we still have a little over a million and half shares available to be purchased under that plan. So it’s all a matter of opportunities we see now, versus opportunities we see later and the last way just to tell you how Kevin’s thinking about it, and this a board related decision, Kevin doesn’t wave a wand and we don’t just go buy shares. We have a lot of governance around how we do it and at what prices.

I think we can probably make sense of the returns, right, and we have to just weigh how much capital you want to direct towards a buyback versus organic growth. But for those who are thinking, well why don’t they just jump in and prop up the price, if we’re going to trade in high R squareds to oil and we temporarily get in and throw a temporary floor into the price and then we toggle the buyback off because either we’ve spent enough capital on it or we see another opportunity for the capital and we’re going to trade with oil and we’re going to trade right back down if oil hasn’t rebounded yet and I’m not looking for oil to rebound until maybe at the earliest this summer.

So it’s more of a financial return, IRR calculation in my mind than it is, well let’s get in and support the price. If you stop, the price is going right back down to where oil is. Until we decouple I don’t think that’s changing.

Michael Young
Okay, great, thanks.

Operator
Our next question will come from Brett Rabatin from Piper Jaffray. Please go ahead.

Brett Rabatin
Hi, good morning, Kevin.

Kevin Hanigan
Good morning, Brett, how are you?

Brett Rabatin
Good, thanks. You’ve addressed a lot of stuff. I wanted to ask you on commercial real estate, the linked quarter loan portfolio yield in that category was a little lighter and I guess it jumped up in 3Q, but any thoughts on origination rates, has anything changed from a competitive landscape perspective, especially given what-

Kevin Hanigan
It is a little more competitive on the pricing side. And like again we compete with Life companies in the CNBS market and we usually beat them by 25 to 50 basis points and usually 50 basis points. So we try to remain competitive with that kind of spread between where they are and where we are. And the other thing we did is that portfolio’s a five-year kind of fixed rate portfolio that turns over every three years, prepayments run out after three years, but there’s no prepayment. So the other thing we did during the quarter, we reached out to people who had maturities coming up soon or coming out of prepayment periods and tried to blend and extend a higher rate down into a lower rate.

And then we did do one bigger deal, a really big deal for us is $25 million in a single asset deal and that deal I think was done at 4.25 so that kind of pulled down the overall weighted average coupon. That’s pretty atypical of us. I don’t know that we have any other deals we’ve done at 4.25 since I’ve been here.

Brett Rabatin
Okay, and then you talked earlier about mid-teens growth this year as opposed to rapid pace you had in 2015. Are you still going to be kind of out there looking for talent, can you talk maybe about the expense side of the equation given maybe a year where things are a little slower than they were in 2015 in terms of absolute-?

Kevin Hanigan
Good question, I think we’re always looking for a really good talent. We may not add it with the volume we did last year. We added eight people last year off a base of 50, so that’s 16% growth rate in your blending pools a pretty substantial growth rate for us for a year. And it doesn’t just add the expense of eight lenders; you’ve got to have back office support to make sure that you’ve got the governance, the funding mechanisms around there, the tracking mechanisms. That can be support people, that can be loan ops people.

So we think we have a model that tells us based upon how many lenders we hire, how many other support people we got to hire in concert with that. So it does affect our efficiency ratio. I think the hiring will probably slow down. You may see us slowdown oil and gas deals because now that we’re all putting up bigger reserves on these things, believe it or not, pricing’s improved, but not enough. So when I say we’re going to focus on coupons on deals, oil and gas is going to have to improve a long way from where it is today to attract capital if you’re only going to grow at $225 million or $250 million a quarter. Attract capital from the loan committee who parses out capital, which I’m sorry, it the risk returns got to get better to play.

Brett Rabatin
Okay, lastly around debit card, you had some debit card fraud, the ATM card was actually better linked quarter. Any thoughts on-

Kevin Hanigan
It’s an ongoing problem for the industry and unfortunately I think it’s accelerating. I think on average we probably bring in $850,000 a month, Mays, as debit card fee income and we probably give $200,000 a month back in terms of fraud losses and we’ve been hit really hard in Houston. And you try to manage that through your systems. We and a few other banks have managed it, maybe in even more of a harsh way more recently.

I found out the hard way. I was in Houston and I went to a Starbucks and tried to use my debit card and was rejected and I’m like, oh, my God, am I possibly overdrawn? So I called the head of retail, he said if you leave Dallas and go to Houston we toggle you off. You have to call and tell us you’re there and how long you’re going to be there and we will toggle you on for the exact number of hours you’re going to be there and if you’re going to be there longer you got to call us back to get it-it’s caused some client disruption.

And longer term this probably gets fixed by this EMV technology which I don’t think we’ll have fully installed until September, rolled out to all of our clients because there’s a schedule as to when cards come up and we’re beta testing it with the executive team and some internal members now. And that’s actually going to push the fraud loss to the lowest common denominator of technology. So if a merchant doesn’t have a reader, they’re going to eat it. So I don’t really look forward to abate much unfortunately, Brett, until we get EMV technology fully rolled out. I think we’re going to battle it for the next eight months.

Brett Rabatin
Okay, great, thanks for all color, Kevin.

Operator
Our next question comes from Matt Olney from Stephens. Please go ahead.

Matt Olney
Hi, thanks, good morning, guys.

Kevin Hanigan
Hi, Matt.

Mays Davenport
Hi, Matt.

Matt Olney
As far as the loan growth outlook, Kevin, it sounds like the pipeline’s really nice for 2016, but I’m curious because, and obviously you’re an experienced banker that went through the 80s in Texas, how do you reconcile a really nice loan pipeline in a robust market in Dallas, but still have some dark clouds that seem to be lingering around with the low energy prices that have historically driven a big part of the economy in Texas?

Kevin Hanigan
Yes, and again we haven’t seen it here and we’re not much of an oil and gas economy here. I’d be more worried in Houston, which is why I put stuff in there on the Houston real estate portfolio. And I’m not particularly worried about that portfolio, although we’re watching it really closely. The town is still pretty robust, our pipelines, well we started off the quarter lower than we have in the last two, its built pretty well.

The slowdown that should occur in town that probably will occur in town with persistent low oil prices is probably, I think I’ve talked about this once before, while starter homes and move up homes are going fast, you can put a home on the market and sell it, probably by 5 o’clock today, at the right price range. But you get up to $4 million, $5 million, $6 million houses the days on market are really extending there and I think that’s the first wave of slowdowns that are occurring probably because you have people who rely on is either a supplemental income or their only source of income in this town, royalty checks that come in the mail and their royalty checks aren’t what they used to be.

So that could slow down some consumer spending and some historically wealthy people not buying bigger products. It could slow down retail a little bit. So I think that’ll be the first signs of the contagion that’s likely to occur and slow us down a little bit. We’ll see how that plays out, but I think that’s what’s probably going on in the earliest forms really here in the last four or so months, where we’ve been watching for signs of a slowdown.

I’d be more worried if I had a big portfolio in Houston and I know we’ve talked about the real estate down there, but let me make one other point on that since it was casually brought up. You know, we’re in our buildings down there on average at $99 a foot. And the new stuff coming on the ground, I said, probably $200, $250, it’s actually $250 to $300. We’re aware of one of the class A buildings 450,000 square feet that the budgeted cost for that without the land is $260, $262 a square foot. We’ve got that from the horse’s mouth. You know, and people say well won’t your occupancy be hurt by whatever happens in those buildings, if they go free rent or something else? And I think that’s never happened in the 35 years I’ve done it where a B- tenant ends up in an A space for a couple of reasons.

So, you think about that, our buildings are kind of being off the beaten path, and our typical tenant takes 3,500 or 5,000 square feet. I mean, they’re just not big companies. If you’re coming out of the ground with a 450,000 square foot building at that kind of cost, you’re pressing $40 rents as opposed to our guys who are at $18 and could go a whole lot lower and still service debt. You’re not going to go chase a 3,000 square foot tenant. You need to be elephant hunting, you need somebody to take a couple of floors and your minimum tenant is probably 50,000 square feet.

So this whole concept of won’t these people migrate into that space, I just don’t think so even if they got a year’s worth of free rent. The next year they’re paying $40 versus the $18, good luck with that if you can wrap your head around it. But the guy who’s leasing that building up is not going to go run after that.

And the last point I’ll make for today at least on commercial real estate, we went back and looked at this and we’ve been in this business in this structured product at ViewPoint only going back to 2003 when the architect of the program joined us and they’re still here and he and his team have done an outstanding job. And here’s a great number for you, we have originated about $3.6 billion of commercial real estate stuff under that program since 2003 and our cumulative losses over 13 years, cumulative net loss between $2.3 million and $2.4 million on $3.5 billion or $3.6 billion. That’s just unbelievably low and that includes a pretty rough period of time when energy was really down at ‘08 and ‘09 and a lot of other things were going wrong at ‘08, ‘09.

So we’ve come through some pretty severe cycles in that portfolio with really low loss given defaults. Frankly the $34,000 loss in Houston wasn’t a real estate loss. It was the building burned down, we were the loss payee and the insurance company sent the money to the owners of the building, not to us. So that loss started off as close to a $600,000 loss until we kind of worked things out with the insurance company that paid us all but $34,000. So it was really a fire loss, not anything that was wrong. Well there was something wrong with the building, the fire department saved the slab and that was about it. Generally speaking we’re just dealing in very low loss given default asset classes.

Matt Olney
Okay, that’s helpful, Kevin. Thank you for that. Then back on to the energy lending, as far as shared national credits, any change in the performance of the energy book within SNC versus non-SNC so far?

Kevin Hanigan
No, not really. I say that, man….no, not really. I think the SNC exam in the fall everybody thought would be awful and we didn’t see much credit bleed and I don’t know that anybody else has reported a whole lot of bad credit bleed out of that exam. It wasn’t nearly as bad as people thought and it probably wasn’t nearly as bad as the spring.

I think this whole interagency thing where they’re kind of trying to come up with how to test for impairment on this I think, they, I’m hearing they’ve made a lot of progress on that. And perhaps they end up in a far better place than they started a year ago at this time, a little over a year ago at this time. But I think we all wait for that to come out to see how the whole industry is going to get kind of right sized if you will as to how we all test for impairment.

Matt Olney
Okay, great, thank you.

Operator
Our next question will come from Brady Gailey from KBW. Please go ahead.

Brady Gailey
Hi, good morning, guys.

Kevin Hanigan
Good morning, Brady.

Brady Gailey
So the energy growth that happened in the quarter, it sounds like that was all new credits or was there also some drawdown of existing lines?

Kevin Hanigan
No, the existing portfolio probably had pay downs, net pay downs in it so it was all from new credits.

Brady Gailey
Okay, and, Kevin, I know over the years you’ve talked about kind of bigger picture, growing this company to around $8 billion in assets and then trying to figure out what you want to do. You’re at $7.7 billion now so you’re knocking on the door of $8 billion. I know the economic backdrop in Texas when your stock prices aren’t what you thought, but how do you think about the company going forward? Are you going to start gearing up to crossover the $10 billion mark now?

Kevin Hanigan
Yes, we started gearing up for that well over a year and a half ago. I mean, you always prepare to execute any end of your strategy that you’ve thrown out there and I think I’ve talked about the three buckets of M&A, smaller deals locally, merger of equal kind of deals that bust through $10 billion and then finally, if somebody decides the franchise is worth a whole lot of money and wants to get to Texas, you always have to consider that as a third bucket. So we’re trying to execute on all three of those buckets. That doesn’t mean, at these prices it’s hard to make any of that make sense to us, right?

But this oil thing will pass and when it does maybe the correlation goes the other way and prices recover and at some point maybe we decouple again with oil and that brings M&A from all three of those buckets probably back into play. But we need the clearing process of supply and demand in oil and gas to take place and I know there was probably a lot of panicked faces and panicked people when oil hit $27 or broke $27.

I actually thought that was a really good day. I was telling everybody, I think this is great because low prices are-now we’re going to have people start shutting in wells and bringing in supply more quickly than we originally thought and that’s a good thing. Look it may be painful in the short run for some borrowers and what not, but we got to get to a point where production reels itself in enough that prices recover and that’s what’s happened in every other cycle. It’s just taking longer this time because it’s clearly on the US’s shoulders to reel in production; OPECs not going to do it. We can’t count on them doing it; we can’t count on geopolitical events doing it. So we need lower prices to reel it in. I was actually kind of happy when we were at $27.

Brady Gailey
Alright, and then lastly on M&A, I know in that past you’ve talked about a few banks you’ve looked at, maybe in Fort Worth. Are you even having M&A conversations right now at all or is that kind of all come to a halt?

Kevin Hanigan
No, you don’t stop. Again if your strategy’s to eventually get into the bucket you don’t turn that off and then just turn it back on. There are a lot of banks in DFW, but it’s not that big of a community. We all know each other fairly well so calling somebody and catching up with them because you haven’t caught up to them for six months for lunch and seeing how they feel about things and what they’re thinking and are they planning to exit or how are they thinking about their future, I’m still doing that. I’m probably not doing as much of it as I am, as much as I am helping cheerleading the guys in the oil and gas team and the problem loan resolutions there. It’s taken more of my time than it’s ever taken in the past, but it’s a pretty important thing to spend time on.

Brady Gailey
Okay, great, thanks, Kevin.

Operator
Again if you have a question, press star then one. Our next question will come from Michael Rose from Raymond James. Please go ahead.

Michael Rose
Hi, good morning, guys. How are you?

Kevin Hanigan
Good morning.

Michael Rose
Hopefully I’m the last one on the call, but I thought I’d ask just one more energy question.

Kevin Hanigan
Sure.

Michael Rose
As I think about the reserves and I really appreciate all the color on the hedging because I think that really gets to the core of how much of the production is actually hedged versus how many customers are actually hedged. As I think about further negative migration from here, I think about that reserve which is all qualitative. Now how should we, is there a point where you get to, if oil stayed at these levels, I mean, that you just don’t even build the qualitative portion of the reserve anymore if you don’t really expect any charge-offs or charge-downs on specific credits or anything like that? I mean are we at a level where we’re not going to see that percentage increase?

Kevin Hanigan
I really can’t say that. Who knows where this goes? We look at it, obviously every quarter, but we really look at it every month. So if prices break lower or if we see some other stress in the system, A, they could bring impairments into play, I wouldn’t rule out impairments. And that’ll drive things more than anything really. And if the need arises because of some disruption of where we were at year end and where we are at the end of the first quarter requires more Q factor reserves, we’ll take them. You just got watch it every day.

So I wish I could tell you that are not going to happen again. Frankly, I’ll never be able to tell you that. Stuff does happen and, and all we can do is watch it and act appropriately at the time.

Michael Rose
Okay, thanks, guys.

CONCLUSION

Operator
This will conclude our question and answer session. I would like to turn the conference back over to Mr. Hanigan for any closing remarks.

Kevin Hanigan
Great, thanks again for you all joining us. I know many of you know we’ll be out on the road here in February and I think some of you are coming into Dallas here next week. I look forward to seeing you then. I just leave with this thought, all right; we run a bank that has historically been in very low loss given default businesses, either because of the way we underwrite or because of the asset classes. You know, we got the warehouse business and that’s just kind of a zero loss given default outside of fraud, which we haven’t seen really much in the industry since the late 90s because we’ve got better fraud detection. And by the way, that’s a great business, there’s a natural hedge against low rates. And rates not rising the warehouse business will be higher and we’ll make money off of it.

Our structured CRE, I got to tell you, we’ll put our loss given default of the last 13 years up against anybody, anybody. Historically oil and gas 35 years, there haven’t been losses. I do say we stay low enough long enough, that could change for us and for the whole industry. I like our hedging position though. And our consumer portfolio, back to our credit union roots, is largely single family mortgages in our own backyard and it’s the homestead state, so you can’t leverage up your house too much here. And we stay away from land and construction for the most part. Since the Legacy merger we do have some of that.

Oil field service, restaurants, all the things that are high loss given default, we try to steer ourselves clear of. And since we are in the construction business, I wouldn’t even think about talking about this, but we have $270 million of what’s considered land in construction on the balance sheet so it’s a smaller portfolio than the Houston real estate by a pretty wide margin. But, out of that $270 million we got $169 million, so let’s call it $170 million of that is residential. That’s homebuilders building not big homes; we’re building kind of a starter move up kind of homes. You know, call it a couple $100,000 to $400,000, $500,000, $600,000 homes in really good areas of town. That’s been a really robust, with everyone moving here and the remaining $100,000 is commercial construction and that’s centered here in DFW. And that’s usually pretty well underwritten with pre-leasing and some other things, but that’s a really low, for nearly an $8 billion bank to have $100 million in commercial real estate construction. Again I don’t know that you got many banks that can report that kind of number. That’s a high loss given default business we just avoided.

So I don’t know that I can drive the point home enough. Reserves are based upon the asset classes you finance and we’re in low loss given default asset classes, hence we get away with a lower reserve than many other people need. And with that I’ll close it up and see you all when we’re on the road. Thank you.

Operator
The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.